Exhibit 10.1

1414 Harbour Way S Suite 1201 Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684 hr@eksobionics.com

July 24, 2018

John (Jack) Glenn

1211 West Coast Highway #228

Newport Beach, CA 92663

Offer of Employment by Ekso Bionics, Inc.

Dear Jack,

I am pleased to confirm our offer of employment to you at Ekso Bionics, Inc. (the "Company"). You will report to Jack Peurach, CEO, in the position of CFO. The terms of our offer and the benefits currently provided by the Company are as follows:

1.          Starting Salary. Your starting salary will be Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per year and will be subject to review from time to time by the Company to determine whether, in the Company’s judgment, your base rate should be changed. In addition, we will provide you with a Twenty-five Thousand Dollar ($25,000) signing bonus, payable on the first payroll run after your start date. This position is exempt from paid overtime as required by state and federal law, and therefore there is no overtime pay. Base salary is paid in accordance with the Company’s normal payroll procedures and is subject to applicable withholding required by law.

2.          Bonus: You will be eligible to participate in our annual Short-Term Incentive (STI) program which you may be awarded up to 40% percentage of your base salary, based on Company, Team, and Individual performance against objectives for the year. The bonus year is the Company’s calendar year and any payments made to you for bonus in your first year will be pro-rated based on the period of time you start your employment with the Company to the end of the calendar year. Please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.

3.          Stock Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase Four Hundred Thousand (400,000) shares of Common Stock of the Company under our 2014 Equity Incentive Plan (the “Plan”) at the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of one fourth (1/4) (rounded to the nearest whole share) of the Shares subject to this Option, at the end of your first anniversary with the Company, and an additional one forty-eighth (1/48) of the Shares subject to the Option (rounded to the nearest whole share) per month thereafter, so long as you remain employed by the Company. In addition to the 400,000 stock option grant, we will recommend to the Board of Directors that they approve a 2019 grant (an Evergreen grant) which value is no less than the value of a grant of 100,000 options at the time of hire. This would be delivered at the time such grants are granted to all employees in 2019. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

4.          Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company. A brief summary of the benefits currently offered is attached to this letter as Appendix A.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

5.          Termination without Cause. In the event of termination without clause during your first year of employment, you will receive 6 months severance. If termination without cause occurs during or after the second year of employment, you will receive 9 months severance. The Company will also pay your COBRA premiums equivalent to the employer contribution cost of your continued participation in the Company’s group health, dental, and vision insurance plan for the duration of your severance period based on the service year in which you were terminated.

6.          Change of Control. If there is a change of control during your employment, and if you are terminated without cause within one-year following that change of control, the Company will pay you a) 9 months of salary, b) target bonus amount prorated through 9 month severance period, c) continuation of your employer contributions to your Ekso Bionics medical, dental, and vision benefits, and d) acceleration of all unvested options.

7.          Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

8.          No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined earlier) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.          At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10.         Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

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11.         Reference and Background Checks. This offer is contingent upon a satisfactory references and verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

12.         Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.         Acceptance. This offer will remain open until Thursday, August 2nd, 2018. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Sincerely,

/s/ Jack Peurach
Jack Peurach, CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ John F. Glenn	Date signed:	August 1, 2018
John (Jack) Glenn

Start Date: Your first day of employment will be Monday, August 13th.

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1414 Harbour Way S Suite 1201 Richmond, CA 94804 Office: 510-984-1761x446 Fax: 510-550-3684 hr@eksobionics.com

SCHEDULE A

BENEFITS SUMMARY (US)

Benefits: You will be eligible to participate in any employee benefit plans or programs maintained or established by the Company, including but not limited to personal time off days and paid holidays to the same extent as other employees at your level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to its employees at any time.

Reimbursements: You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business, in accordance with Company policy.

Medical: Employee health benefits are effective the first day of the month following the first day of employment. The company contributes $450.00 per month towards employee participation in Company sponsored medical plans. All employees of the Company have the option to enroll in Anthem Blue Cross or Kaiser Permanente. You may select the health plan of your choice and the benefits that are right for you and your family from Anthem Blue Cross or Kaiser. Outside of California employees may choose PPO health plans from Anthem Blue Cross. Dependents may be enrolled at group rates.

Dental: A comprehensive dental plan is offered through Guardian. The Company contributes 100% of the premium for employees. Dependents may be enrolled at group rates. This benefit is available on the 1st of the month following start date. You may seek dental treatment from any licensed dentist across the country. If you wish to receive additional discounts, you may access an extensive network of dentists.

Vision: A vision plan is offered through Guardian Vision Service Plan (VSP). It is a fully comprehensive vision plan that allows you and your dependents to get an eye exam and lenses once every 12 months and frames once every 24 months. Dependents may be enrolled at group rates.

Short and Long Term Disability Insurance: All full-time employees are provided with a short-term disability plan that begins paying benefits in combination with a State Disability program, if applicable, after an elimination period of 7 days.

Life Insurance: All full-time employees are provided with a flat $50,000 life insurance benefit with Accidental Death and Dismemberment (AD&D).

*Please consult official plan summaries for the specific details of each health related plan.

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401K Plan: A 401K retirement plan is offered for US based full-time employees. The Company will match your contribution at 50% of your annual contribution amount with stock. The 401K match with stock is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend it any time. Employee contributions are collected by payroll deduction or as otherwise determined by the Company 401K administrator. Employees are responsible for selecting their own investment funds.

Personal Time Off (PTO): All regular full time US employees are eligible to accrue PTO at an increasing rate with additional years of service based on a two-category “Years of Service” schedule. Part-time regular employees accrue PTO on a prorated basis based on the number of hours they are regularly assigned to perform.

			Annual
		Annual	Accrued	PTO Hours Accrued	Maximum*
Year(s) of	Months of	Accrued	PTO	per Paycheck (per	Balance
Service	Employment	PTO (Days)	(Hours)	Month)	(Hours)
0 -2	0-24	18	144	6 (12)	300
2 +	25+	24	192	8 (16)	300

PTO time must be scheduled and approved in advance by your supervisor. Ekso Bionics’ employees may accrue PTO to a maximum of 300 hours (38 days). Once an employee has reached the maximum accrual balance, further PTO accrual will cease until the employee has taken time off reducing the employee’s balance below the Maximum*.

Holidays: Ekso Bionics observes eleven (11) holidays per year, typically the following:

❖	New Year’s Day
❖	Memorial Day
❖	Independence Day (4th of July)
❖	Labor Day
❖	Thanksgiving Day
❖	Friday after Thanksgiving Day
❖	Christmas Day
❖	Extended Winter Break (typically 4 days)

Part-time regular employees receive holiday pay on a prorated basis based on the number of hours they are regularly assigned to perform.

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